Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2022 First Quarter Results

•
Solid demand for irrigation equipment continued in the first quarter across all geographies
•
Irrigation revenues increase 50 percent in North America and 94 percent in international markets
•
Infrastructure revenues decline slightly on lower Road Zipper System® project sales
•
First quarter net earnings reduced by after-tax LIFO impact of $4.5 million, or $0.41 per diluted share

OMAHA, Neb., January 6, 2022—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter of fiscal 2022, which ended on November 30, 2021.

First Quarter Summary

Revenues for the first quarter of fiscal 2022 were $166.2 million, an increase of $57.7 million, or 53 percent, compared to revenues of $108.5 million in the prior year first quarter. Net earnings for the quarter were $7.9 million, or $0.72 per diluted share, compared with net earnings of $7.1 million, or $0.65 per diluted share, for the prior year first quarter. Net earnings for the quarter were reduced by an after-tax LIFO impact of approximately $4.5 million, or $0.41 per diluted share.

“Positive market fundamentals continue to support solid demand for irrigation equipment across all geographies,” said Randy Wood, President and Chief Executive Officer. “Raw material cost inflation and supply chain issues continue to create challenges and limit margin expansion. Our teams are managing well in this dynamic environment in order to support our customers.”

First Quarter Segment Results

Irrigation segment revenues for the first quarter of fiscal 2022 were $145.9 million, an increase of $58.6 million, or 67 percent, compared to $87.4 million in the prior year first quarter. North America irrigation revenues of $79.0 million increased $26.2 million, or 50 percent, compared to the prior year first quarter. The increase in North America irrigation revenues resulted from a combination of higher irrigation equipment unit sales volume and higher average selling prices. International irrigation revenues of $66.9 million increased $32.4 million, or 94 percent, compared to the prior year first quarter. The increase in international irrigation revenues resulted primarily from higher unit sales volumes, along with higher selling prices and a favorable foreign currency translation impact of $1.1 million. The largest sales volume increases were in the Brazil, Middle East, and Europe markets.

Irrigation segment operating income for the first quarter of fiscal 2022 was $17.2 million, an increase of $6.6 million, or 62 percent, compared to the prior year first quarter. Operating margin was 11.8 percent of sales, compared to 12.2 percent of sales in the prior year first quarter. The impact of higher irrigation system unit volume was partially offset by the impact of higher costs of raw materials and other inputs. First quarter operating results were also reduced by approximately $5.0 million resulting from the impact of the LIFO method of accounting for inventory, under which higher raw material costs are recognized in cost of goods sold rather than in ending inventory values.

Infrastructure segment revenues for the first quarter of fiscal 2022 were $20.2 million, a decrease of $0.9 million, or 4 percent, compared to $21.1 million in the prior year first quarter. The decrease resulted from lower Road Zipper System® sales, which were partially offset by higher Road Zipper System lease revenue and increased sales of road safety products compared to the prior year.

Infrastructure segment operating income for the first quarter of fiscal 2022 was $2.8 million, a decrease of $1.5 million, or 35 percent, compared to the prior year first quarter. Operating margin was 13.7 percent of sales, compared to 20.1 percent of sales in the prior year first quarter. Current year results reflect lower revenues and a less favorable margin mix of revenues compared to the prior year first quarter and were also reduced by approximately $1.0 million resulting from the impact of the LIFO method of accounting for inventory.

The backlog of unfilled orders at November 30, 2021 was $154.8 million compared with $89.2 million at November 30, 2020. A higher backlog of orders in irrigation was partially offset by a lower backlog in infrastructure.

Outlook

“Market conditions support continued solid demand for irrigation equipment, and we also expect raw material cost inflation and supply chain challenges to persist in the near term. We are focused on protecting and improving margins in this environment,” said Mr. Wood. “Regarding our infrastructure business, we continue to expect an increase in project activity in the second half of the fiscal year.”

Mr. Wood concluded, “We are sharply focused on our innovation growth strategy that addresses the needs of a growing population and provides solutions that improve efficiency and promote sustainability.”

First Quarter Conference Call

Lindsay’s fiscal 2022 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2021	November 30, 2020

Operating revenues	$166,152	$108,485
Cost of operating revenues	128,714	77,077
Gross profit	37,438	31,408

Operating expenses:
Selling expense	7,990	7,331
General and administrative expense	12,880	13,452
Engineering and research expense	3,207	3,090
Total operating expenses	24,077	23,873

Operating income	13,361	7,535

Other (expense) income:
Interest expense	(1,163)	(1,201)
Interest income	177	303
Other expense, net	(2,900)	246
Total other (expense) income	(3,886)	(652)

Earnings before income taxes	9,475	6,883

Income tax expense (benefit)	1,574	(212)

Net earnings	$7,901	$7,095

Earnings per share:
Basic	$0.72	$0.65
Diluted	$0.72	$0.65

Shares used in computing earnings per share:
Basic	10,927	10,845
Diluted	11,026	10,888

Cash dividends declared per share	$0.33	$0.32

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2021	November 30, 2020
Operating revenues:
Irrigation:
North America	$78,976	$52,790
International	66,933	34,566
Irrigation segment	145,909	87,356
Infrastructure segment	20,243	21,129
Total operating revenues	$166,152	$108,485

Operating income (loss):
Irrigation segment	$17,212	$10,633
Infrastructure segment	2,766	4,256
Corporate	(6,617)	(7,354)
Total operating income	$13,361	$7,535

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	November 30, 2021	November 30, 2020	August 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$84,719	$126,802	$127,107
Marketable securities	30,195	19,624	19,604
Receivables, net	111,959	74,909	93,609
Inventories, net	173,115	114,278	145,244
Other current assets, net	26,345	20,837	30,539
Total current assets	426,333	356,450	416,103

Property, plant, and equipment, net	91,639	81,295	91,997
Intangibles, net	19,827	22,817	20,367
Goodwill	67,735	68,027	67,968
Operating lease right-of-use assets	17,584	26,008	18,281
Deferred income tax assets	6,157	9,924	8,113
Other noncurrent assets, net	20,170	10,681	14,356
Total assets	$649,445	$575,202	$637,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,908	$36,263	$45,209
Current portion of long-term debt	219	214	217
Other current liabilities	88,655	65,910	92,814
Total current liabilities	147,782	102,387	138,240

Pension benefits liabilities	5,660	6,293	5,754
Long-term debt	115,471	115,641	115,514
Operating lease liabilities	17,679	24,863	18,301
Deferred income tax liabilities	798	902	832
Other noncurrent liabilities	20,112	21,215	20,099
Total liabilities	307,502	271,301	298,740

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,056	18,948	18,991
Capital in excess of stated value	89,006	78,026	86,495
Retained earnings	532,410	503,342	528,130
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(21,291)	(19,177)	(17,933)
Total shareholders' equity	341,943	303,901	338,445
Total liabilities and shareholders' equity	$649,445	$575,202	$637,185

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2021	November 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,901	$7,095
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	4,896	5,140
Provision for uncollectible accounts receivable	91	158
Deferred income taxes	1,841	140
Share-based compensation expense	1,222	1,583
Unrealized foreign currency transaction loss (gain)	2,193	(203)
Other, net	292	36
Changes in assets and liabilities:
Receivables	(17,816)	8,896
Inventories	(31,674)	(8,294)
Other current assets	5,965	(3,068)
Accounts payable	12,462	7,286
Other current liabilities	(3,632)	(7,146)
Other noncurrent assets and liabilities	(7,920)	3,750
Net cash (used in) provided by operating activities	(24,179)	15,373

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(3,061)	(5,614)
Purchases of marketable securities available-for-sale	(14,354)	(3,844)
Proceeds from maturities of marketable securities available-for-sale	3,599	3,616
Other investing activities, net	(342)	—
Net cash used in investing activities	(14,158)	(5,842)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,442	56
Common stock withheld for payroll tax obligations	(1,181)	(1,269)
Proceeds from employee stock purchase plan	93	—
Principal payments on long-term debt	(54)	(35)
Dividends paid	(3,621)	(3,477)
Net cash used in financing activities	(2,321)	(4,725)

Effect of exchange rate changes on cash and cash equivalents	(1,730)	593
Net change in cash and cash equivalents	(42,388)	5,399
Cash and cash equivalents, beginning of period	127,107	121,403
Cash and cash equivalents, end of period	$84,719	$126,802